UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):                                                              July 24, 2013

INTERSIL CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	000-29617	59-3590018
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1001 Murphy Ranch Road
Milpitas, California	95035
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: 408-432-8888

Not applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02.   Results of Operations and Financial Condition.

On July 26, 2013, Intersil Corporation (the "Company") issued a press release which reported revenue of $144.8 million for the second quarter ended July 5, 2013, and other matters relating to the Company’s plans and operations and financial condition.  The Company will issue a press release announcing its financial results for the second quarter on July 30, 2013.

Item 2.05	Costs Associated With Exit or Disposal Activities.

On July 24, 2013, the Company adopted a rebalancing plan (the “Plan”) to better align the Company’s operating expenses with strategic growth areas for the purpose of improving competitiveness and execution across the business.  The Plan includes a reduction in the Company’s workforce of approximately 150 employees which is anticipated to be gradually offset by the addition of new hires in design and development over the next few quarters.  Under the Plan, the Company expects to incur pretax restructuring-related charges of $8 million to $12 million, including severance costs of approximately $6 million to $9 million.  The remainder relates to lease impairment charges which consist primarily of costs to consolidate facilities in North America.

The amount of the restructuring charges is an estimate, and the actual charges may vary materially based on various factors including, but not limited to, the extent of a reduction in force and changes in management's assumptions.

Item 8.01 Other Events.

Press Release

On July 26, 2013, the Company issued a press release announcing the matters described in Item 2.02 and Item 2.05 of this Current Report on Form 8-K. A copy of the press release is attached as Exhibit 99.1 hereto and is incorporated by reference into this Item 8.01.

Exhibit No.	Description

99.1	Press Release dated July 26, 2013 announcing Intersil Corporation’s rebalancing initiative.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

INTERSIL CORPORATION

Date:	July 26, 2013	By:	/s/ Thomas C. Tokos
		Name:	Thomas C. Tokos
		Title:	Sr. Vice President, General Counsel and Secretary